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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            CENTRUM INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                               34-1654011
(State of incorporation or organization)  (I.R.S. Employer Identification No.)


            6135 Trust Drive
               Suite 104A
             Holland, Ohio                               43528
(Address of principal executive offices)               (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12 (b) OF THE ACT:


        Title of each class             Name of each exchange on which
        to be so registered             each class is to be registered

                None                                 None


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         COMMON STOCK,  $.05 PAR VALUE
                                (Title of class)

This Form 8-A/A, including all exhibits.  The Exhibit Index is located on page
7.


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

     The authorized capital stock of the Registrant currently consists of 15,000,000 shares of Common Stock, par value $.05 per share, and 1,000,000 shares of Preferred Stock, par value $.05 per share. As of August 15, 1997, there were 8,463,237 shares of Common Stock outstanding held of record by 1,480 persons, and there were outstanding 70,000 shares of Participating Preferred Stock held of record by one person.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Registrant. Subject to the approval of the Registrant's secured and unsecured lenders and holders of Warrants (see "Convertible Notes," "Warrants" and "Bank Covenants" below) and subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Registrant, holders of Common Stock (including the holders of Warrants, defined below) are entitled to share ratably in all assets remaining after payment of the Registrant's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock (see "Preferred Stock" below). All of the outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are set forth in the Registrant's Certificate of Incorporation, as amended, which Certificate may be amended by the holders of a majority of the outstanding shares entitled to vote on the issue. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the Registrant's secured and unsecured lenders and holders of Warrants (see "Convertible Notes," "Warrants" and "Bank Covenants" below) and the rights of the holders of shares of any series of Preferred Stock which the Registrant may designate and issue in the future (see "Preferred Stock").

     Certain documentary provisions could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of
the Registrant.   The Registrant's Certificate of Incorporation, as amended, eliminates the right of shareholders to act without a meeting and does not provide for cumulative voting in the election of directors. Upon the occurrence of a "Change In Control Event," the holders of Warrants and Convertible Notes have the right to require the Registrant to purchase all or a portion of their outstanding securities and, after February 28, 1999, to participate in the sale, transfer or exchange and in certain compensation paid
to senior management (see "Convertible Notes").   Additionally, it would be an
event of default if the Registrant were to undergo a change in control (as defined in the Bank Agreement), merge or take similar action without the consent of its secured and unsecured lenders (see "Bank Covenants" and "Convertible Notes"). An individual stock option agreement with George H. Wells provides that the Compensation Committee of the Board may accelerate the unvested portion of options granted to him in August 1997 in the event of a change in control, as defined in such agreement. All stock option agreements with officers and directors, including the August 1997 agreement with Mr. Wells, provide for the acceleration of the exercise period upon a change in control.

PREFERRED STOCK

     The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders
of Common Stock.   The Board has exercised this authority to date only with
respect to the outstanding 70,000 shares of "Participating Preferred Stock." The Participating Preferred Stock entitles the holder to participate in certain amounts derived from a "net working interest" in an oil and gas exploration property owned by a subsidiary of the Registrant, and has no rights to vote, to receive dividends or liquidation payments, or any other rights.

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CONVERTIBLE NOTES

     The Company currently has outstanding $2,500,000 of 11% Convertible Subordinated Notes due March 31, 2001 (the "Convertible Notes"). The Convertible Notes are convertible at any time prior to full payment of the principal in an amount determined by dividing the aggregate principal amount to be converted by the purchase price then applicable to the Warrants (defined
below).   The Convertible Notes were issued pursuant to a Note and Warrant
Purchase Agreement dated as of February 29, 1996, effective March 8, 1996 (the "Note Agreement"), which contains affirmative and negative covenants which could adversely affect the rights of the holders of Common Stock. Unless permitted in the Note Agreement, without the prior written consent of all holders of Convertible Notes, the Registrant may not take certain actions, including paying a dividend, repurchase or issue its capital stock, incur debt or suffer any mortgages or liens, dispose of or acquire any businesses or engage in any new businesses, or adopt any new incentive stock option or similar plan. In conjunction with the Note Agreement, the Registrant also executed a put agreement (the "Put Agreement") with the holders of the Convertible Notes and Warrants, which requires the Registrant to repurchase the Warrants and securities issued upon conversion of the Convertible Notes upon a Change in Control Event, as defined in the Put Agreement, and at any time after the last day of the fifth anniversary of the Note Agreement, at a purchase price equivalent to the greater of the Fair Market Value or the Earnings Value of the Company, as defined in the Put Agreement. Additionally, shareholders of the Registrant who are also Board members of the Registrant executed an Equity Holders Agreement pursuant to which the signatories agreed to vote all their stock in favor of the election and continuation in office of a Board consisting of not less than eight and not more than nine members, one of which is designated by First New England Capital Limited Partnership and one of which is designated by MorAmerica Capital Corporation and North Dakota Small Business Investment Company.

WARRANTS

      On March 8, 1996, the Company issued warrants for an aggregate of 1,250,000 shares of Common Stock, exercisable at a price of $2.00 per share (the "Warrants"), and expiring on March 8, 2004. The holders of the Warrants are entitled to receive an adjustment in the number of shares as to which the Warrant relates and the exercise price upon the occurrence of certain events, including the issuance by the Registrant of equity securities at a price below the then existing exercise price or if the Registrant takes any action affecting its Common Stock which would have a material adverse effect upon the Holder's rights. As of August 15, 1997, the holders of the Warrants have received warrants for 7,435 additional shares pursuant to the operation of the foregoing provisions. The holders of the Warrants also have the benefit of agreements described above under "Convertible Notes."

BANK COVENANTS

     The Registrant's subsidiary, McInnes Steel Company and its subsidiaries, is subject to a loan and security agreement with The Huntington National Bank dated as of February 29, 1996 (the "Bank Agreement"), as amended, which is guaranteed by the Registrant and certain of the Registrant's other subsidiaries. The Bank Agreement contains certain negative covenants that indirectly affect the holders of Common Stock by requiring the Registrant to maintain various Net Worth and Fixed Charge Coverage Ratios, as those terms are defined in the Bank Agreement. The Bank Agreement also prohibits the Registrant from paying dividends or making other distributions to the Registrant's shareholders, from repurchasing the Registrant's capital stock, from acquiring new businesses, or from taking various other actions without the written consent of the Bank. To secure the obligations under the Bank Agreement, the Registrant (through its subsidiaries) has granted the Bank mortgages and security interests in substantially all the real and personal property of the Registrant and its subsidiaries.

REGISTRATION RIGHTS

     In connection with the issuance and sale of the Warrants and the Convertible Notes, the Registrant entered into a registration rights agreement with MorAmerica Capital Corporation, First New England Capital Limited Partnership and North Dakota Small Business Investment Company. Additionally, in connection with Common Stock issued by the Registrant in the acquisition of the assets now owned by Registrant's wholly-owned, indirect subsidiary Taylor Forge Company, the Registrant entered into a registration rights agreement
(collectively, the "Registration Rights Agreements").   (The beneficiaries of
the Registration Rights Agreements are collectively called the "Holders.")
In the event that the Registrant files a registration statement for the issuance and sale of its securities or the securities of other of its security holders, the Registrant is obligated to give notice of the proposed filing of such registration statement to the Holders, who may elect to cause all or a portion of their securities to be included in such registration statement, subject to reduction for

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market reasons.  In such event, the Registrant would be responsible for the payment of the Holders' "registration expenses," but not their "selling expenses," as those terms are defined in the Registration Rights
Agreements.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Certificate of Incorporation, as amended, limits the liability of
directors to the full extent permitted by Delaware law.   The Certificate of
Incorporation, as amended, provides that a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which a director derives any improper personal benefit. The limitation of damages does not eliminate equitable remedies for any allegation of a director's violation of his duty of care, such as injunction or rescission.

     These provisions will not limit liability under state or federal securities laws. The Registrant believes that these provisions will assist the Registrant in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar of the Common Stock is Harris Trust and Savings Bank.

BULLETIN BOARD

     The Common Stock is quoted on the Bulletin Board of the National
Association of Securities Dealers under the symbol "CIII."    The Registrant
intends in the near future to make application for listing its Common Stock on a national securities exchange and/or a national securities association.

ITEM 2.  EXHIBITS.

     1. Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     2.   Bylaws (filed as Exhibit 3.2 to the Company's Report on Form
          10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     3. Participating Preferred Agreement (filed as Exhibit 3.3 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     4.   Note and Warrant Purchase Agreement dated as of February 29,
          1996 and effective as of March 8, 1996, by and among MorAmerica Capital Corporation, First New England Capital Limited Partnership, and North Dakota Small Business Investment Company and Centrum Industries, Inc. with respect to 11% convertible, subordinated notes and warrants for the purchase of 1,250,000 shares of the Company's common stock (filed as Exhibit 10.3 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     5. Common Stock Warrant dated as of February 29, 1996 and effective as of March 8, 1996, issued to MorAmerica Capital Corporation for 627,445 shares of common stock (filed as Exhibit 10.4 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     6. Common Stock Warrant dated as of February 29, 1996 and effective as of March 8, 1996, issued to First New England Capital Limited Partnership for 375,000 shares of common stock (filed as Exhibit 10.5 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

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     7.   Common Stock Warrant dated as of February 29, 1996 and
          effective as of March 8, 1996, issued to North Dakota Small Business Investment Company for 247,555 shares of common stock (filed as Exhibit 10.6 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     8.   Put Agreement by and among MorAmerica Capital Corporation,
          First New England Capital Limited Partnership, and North Dakota Small Business Investment Company and Centrum Industries, Inc. (filed as
          Exhibit 10.7 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     9. Equity Holders Agreement dated as of February 29, 1996, effective as of March 8, 1996, by and among First New England Capital Limited Partnership, MorAmerica Capital Corp., North Dakota Small Business Investment Company, Centrum Industries, Inc. and certain shareholders of Centrum Industries, Inc. (filed as Exhibit 9.1 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     10. Registration Rights Agreement dated as of February 29, 1996, effective as of March 8, 1996, by and among MorAmerica Capital Corporation, First New England Capital Limited Partnership and North Dakota Small Business Investment Company and Centrum Industries, Inc. (filed as Exhibit 10.8 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

     11. Registration Rights Agreement dated as of June 4, 1997 by and among Taylor Forge International, Inc. and Centrum Industries, Inc. (filed as Exhibit 10.2 to the Company's Report on Form 8-K on June 19, 1997, file number 0-9607, and incorporated herein by reference).

     12. Loan and Security Agreement dated as of February 29, 1996, by and among The Huntington National Bank and McInnes Steel Company, Eballoy Glass Products Company, Erie Bronze & Aluminum Company, and McInnes International, Inc. as Borrowers, and Centrum Industries, Inc. and McInnes Services, Inc. as Guarantors (filed as Exhibit 10.9 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference); Amendment No. 1 thereto dated January 1, 1997 (filed as Exhibit 10.29 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1997, file number 0-9607, and incorporated herein by reference); and Amendment No. 2 thereto dated June 4, 1997 (filed as Exhibit 10.5 to the Company's Report on Form 8-K on June 19, 1997, file number 0-9607, and incorporated herein by reference).

     13. The Specimen of the Registrant's common stock certificate is filed herewith.

     14. The Common Stock Warrant dated as of July 21, 1997, issued to MorAmerica Capital Corporation for 3,732 shares of common stock is filed herewith.

     15. The Common Stock Warrant dated as of July 21, 1997, issued to North Dakota Small Business Investment Company for 1,472 shares of common stock is filed herewith.

     16. The Common Stock Warrant dated as of August 1, 1997 issued to First New England Capital Limited Partnership for 2,231 shares of common stock is filed herewith.






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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                CENTRUM INDUSTRIES, INC.
                                (Registrant)

                                By: /s/ George H. Wells
                                    --------------------------------------
                                    George H. Wells, Chairman of the Board,
                                    Chief Executive Officer, and President

                                Dated:   August 26, 1997


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                                 EXHIBIT INDEX

1. Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

2. Bylaws (filed as Exhibit 3.2 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

3. Participating Preferred Agreement (filed as Exhibit 3.3 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

4. Note and Warrant Purchase Agreement dated as of February 29, 1996 and effective as of March 8, 1996, by and among MorAmerica Capital Corporation, First New England Capital Limited Partnership, and North Dakota Small Business Investment Company and Centrum Industries, Inc. with respect to 11% convertible, subordinated notes and warrants for the purchase of 1,250,000 shares of the Company's common stock (filed as Exhibit 10.3 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

5. Common Stock Warrant dated as of February 29, 1996 and effective as of March 8, 1996, issued to MorAmerica Capital Corporation for 627,445 shares of common stock (filed as Exhibit 10.4 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

6. Common Stock Warrant dated as of February 29, 1996 and effective as of March 8, 1996, issued to First New England Capital Limited Partnership for 375,000 shares of common stock (filed as Exhibit 10.5 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

7. Common Stock Warrant dated as of February 29, 1996 and effective as of March 8, 1996, issued to First New England Capital Limited Partnership and North Dakota Small Business Investment Company for 247,555 shares of common stock (filed as Exhibit 10.6 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

8. Put Agreement by and among MorAmerica Capital Corporation, First New England Capital Limited Partnership, and North Dakota Small Business Investment Company and Centrum Industries, Inc. (filed as Exhibit 10.7 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

9. Equity Holders Agreement dated as of February 29, 1996, effective as of March 8, 1996, by and among First New England Capital Limited Partnership, MorAmerica Capital Corp., North Dakota Small Business Investment Company, Centrum Industries, Inc. and certain shareholders of Centrum Industries, Inc. (filed as Exhibit 9.1 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

10. Registration Rights Agreement dated as of February 29, 1996, effective as of March 8, 1996, by and among MorAmerica Capital Corporation, First New England Capital Limited Partnership and North Dakota Small Business Investment Company and Centrum Industries, Inc. (filed as Exhibit 10.8 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference).

11. Registration Rights Agreement dated as of June 4, 1997 by and among Taylor Forge International, Inc. and Centrum Industries, Inc. (filed as
     Exhibit 10.2 to the Company's Report on Form 8-K on June 19, 1997, file number 0-9607, and incorporated herein by reference).

12. Loan and Security Agreement dated as of February 29, 1996, by and among The Huntington National Bank and McInnes Steel Company, Eballoy Glass Products Company, Erie Bronze & Aluminum Company, and McInnes International, Inc. as Borrowers, and Centrum Industries, Inc. and McInnes Services, Inc. as Guarantors (filed as Exhibit 10.9 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996, file number 0-9607, and incorporated herein by reference); Amendment No. 1 thereto dated January 1, 1997 (filed as Exhibit 10.29 to the


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       Company's Report on Form 10-K for the fiscal year ended March 31, 1997, file number 0-9607, and incorporated herein by reference); and Amendment No. 2 thereto dated June 4, 1997 (filed as Exhibit 10.5 to the Company's Report on Form 8-K on June 19, 1997, file number 0-9607, and incorporated herein by reference).

4.13. The Specimen of the Registrant's common stock certificate is filed herewith.

4.14. The Common Stock Warrant dated as of July 21, 1997, issued to MorAmerica Capital Corporation for 3,732 shares of common stock is filed herewith.

4.15. The Common Stock Warrant dated as of July 21, 1997, issued to North Dakota Small Business Investment Company for 1,472 shares of common stock is filed herewith.

4.16. The Common Stock Warrant dated as of August 1, 1997, issued to First New England Capital Limited Partnership for 2,231 shares of common stock is filed herewith.





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